As filed with the Securities and Exchange Commission on July 21, 2000

                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                              TII INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                       66-0328885
 (State or other jurisdiction of           (I.R.S. Employer Identification  No.)
 incorporation or organization)

                               1385 AKRON STREET,
                               COPIAGUE, NY 11726
                                 (631) 789-5000

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           TIMOTHY J. ROACH, PRESIDENT
                              TII INDUSTRIES, INC.
                                1385 AKRON STREET
                               COPIAGUE, NY 11726
                                 (631) 789-5000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:

                             RICHARD A. RUBIN, ESQ.
                                PARKER CHAPIN LLP
                              405 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10174
                                 (212) 704-6130

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------ ----------------- ------------------- ---------------------- -----------------
                                                                        PROPOSED            PROPOSED
                                                                        MAXIMUM            MAXIMUM            AMOUNT OF
TITLE OF EACH CLASS                               AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
OF SECURITIES TO BE REGISTERED                    REGISTERED (1)    PER SECURITY (2)    OFFERING PRICE (2)          FEE
------------------------------------------------ ----------------- ------------------- ---------------------- -----------------
Common stock, $.01 par value
  per share (3) . . . . . . . . . . . . . . .      1,800,000 (4)       $2.75 (5)       $4,950,000 (5)         $1,306.80
------------------------------------------------ ----------------- ------------------- ---------------------- -----------------
Warrants to purchase
  common stock (3). . . . . . . . . . . . . .      1,800,000           $2.79 (6)       $5,022,000 (6)         $1,325.81
------------------------------------------------ ----------------- ------------------- ---------------------- -----------------
Common Stock issuable upon exercise
  of the foregoing warrants (7) . . . . . . .      1,800,000 (4)       $2.79 (8)       $5,022,000 (8)         $1,325.81
------------------------------------------------ ----------------- ------------------- ---------------------- -----------------
Unit purchase options (3) . . . . . . . . . .         414,000          $2.69 (9)       $1,113,660 (9)         $   294.01
------------------------------------------------ ----------------- ------------------- ---------------------- -----------------
Common stock and warrants
  issuable upon exercise of the unit purchase
 options (10) . . . . . . . . . . . . . .             414,000 (4)      $2.69 (11)      $1,113,660 (11)        $   294.01
------------------------------------------------ ----------------- ------------------- ---------------------- -----------------
Common stock issuable upon
  exercise of the warrants included
  in the unit purchase options (7) . . . . . .        414,000 (4)      $2.79 (8)       $1,155,060 (8)         $   304.94
-------------------------------------------------------------------------------------------------------------------------------
Total registration fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$ 4,851.38
-------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(b), this registration statement also covers all additional securities resulting from anti-dilution adjustments to the registered securities or to the registered securities issuable upon exercise of the registered warrants and unit purchase options.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
(3)      Being registered for potential resale.
(4) Each share of the Registrant's common stock being registered hereunder, if issued prior to the termination by the Registrant of its preferred share rights agreement, includes Series D junior participating preferred stock purchase rights. Prior to the occurrence of certain events, the Series D junior participating preferred stock purchase rights will not be exercisable or evidenced separately from the Registrant's common stock and have no value except as reflected in the market price of the shares to which they are attached.
(5) Based on the average of the high and low sales prices on the Nasdaq National Market on July 19, 2000.
(6) Based upon the exercise price of the warrants, which exceeds the market value of the warrants.
(7) Being registered for sale to the holders of the warrants upon exercise of the warrants.
(8)      Based upon the exercise price of the warrants.
(9) Based upon the exercise price of the unit purchase options, which exceeds the market value of the unit purchase options.
(10) Being registered for sale to the holders of the unit purchase options upon exercise of the unit purchase options.
(11)     Based upon the exercise price of the unit purchase options.

                             ----------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 21, 2000

PROSPECTUS
----------

                              TII INDUSTRIES, INC.

                               -------------------

      The selling securityholders of TII Industries, Inc. listed beginning on page 17 of this prospectus may offer for sale the following securities acquired by them from us in a private placement:

         o        1,800,000 shares of our common stock

         o        1,800,000 redeemable stock purchase warrants to purchase our common stock

         o        414,000 unit purchase options to purchase our common stock and identical redeemable stock purchase warrants to those issued in the private placement

      This prospectus also covers our issuance to the selling securityholders of:

         o        1,800,000 shares of our common stock upon exercise of the
                            warrants issued in the private placement

         o        414,000 shares of our common stock upon exercise of the unit purchase options

         o        414,000 warrants upon exercise of the unit purchase options

         o        414,000 shares of our common stock issuable upon exercise of the warrants subject to the unit purchase options

      Each warrant entitles its holder to purchase, between December 9, 2000 and December 8, 2004, one share of our common stock at an exercise price of $2.79, subject to possible prior redemption. Each unit purchase option entitles its holder to purchase, for $2.69, between December 9, 2000 and December 8, 2004, one share of our common stock and one warrant having the same terms as the warrants issued in the private placement. The warrant exercise prices and number of shares of common stock issuable upon exercise of the warrants and the unit purchase options are subject to adjustment if certain events occur. The warrants are also subject to possible redemption.
See "Description of Securities - The Warrants; Unit Purchase Options."

      The selling securityholders may offer their shares, warrants, unit purchase options and their underlying securities through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. However, the warrants and unit purchase options may only be sold to "accredited investors" within the meaning of Rule 501 under the Securities Act of 1933.

      This prospectus may also be used by those to whom the selling securityholders may pledge, donate or transfer their securities and by other non-sale transferees. The shares of our common stock held by or issuable to the selling securityholders may also be sold under Rule 144 promulgated under the Securities Act of 1933 at such time as that rule becomes available with respect to the shares, subject to compliance with the terms and conditions of the rule. See "Plan of Distributions."

      Our common stock is currently quoted on the Nasdaq National Market under the symbol "TIII." There is no current market for either the warrants or the unit purchase options. On July 20, 2000, the last reported sale price of a share of our common stock on the Nasdaq National Market was $2.75.

                               -------------------

      AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                               -------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

                   The date of this prospectus is ______, 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY

              This summary highlights some information from this prospectus. It may not contain all of the information important to you. To understand this offering fully and get a better understanding of our business and operations, you should read the entire prospectus carefully, including the documents we have incorporated by reference in the section "Where You Can Find More Information About Us" on page __.

              Please note that, except where the context requires that the reference be to TII Industries, Inc. only, references in this prospectus to "we," "our," "us" or "TII" refer to TII Industries, Inc. and our subsidiaries, not to the selling securityholders.

                                   THE COMPANY

              We design, manufacture and market lightning and surge protection systems, network interface devices and station electronics for use in the communications industry. We have been a leading supplier of subscriber overvoltage protectors to telephone operating companies in the United States for over 25 years, during which time our gas tubes have set the performance standard for the telephone industry and continue to be specified for use by our customers. We sell our products to all four of the Regional Bell Operating Companies, as well as to original equipment manufacturers, cable operators and competitive access providers.

              Our new patented Broadband Coax Protector product line was designed to address the rapidly growing market for telephony over coaxial cable networks. The 1999 edition of the National Electrical Code requires lightning and surge protection to be included on network powered coax lines, the preferred technology to bring telephony and broadband services to homes and businesses. The National Electrical Code is published by the National Fire Protection Association and typically is adopted by states or local municipalities.

              We believe that our proprietary overvoltage surge protectors offer superior, cost-effective performance features, including high reliability, long life cycles and advanced protection against adverse environmental conditions.

              Our products include:

       o TELEPHONE LIGHTNING AND SURGE PROTECTORS - Overvoltage surge protectors have been mandated in the United States by the National Electrical Code to be installed on subscriber telephone lines to prevent injury to users and damage to their equipment due to surges caused by lightning and other hazardous overvoltages. Surge protectors: (i) protect the subscribers and their equipment; (ii) reduce the subscribers' loss of service; (iii) reduce the communications provider's loss of revenue due to subscriber outages; and (iv) reduce the communications provider's costs to replace or repair damaged equipment. Our surge protectors are based primarily on gas tube technology, which provides protection when the voltage on a telephone line rises to a level preset in the gas tube. Our gas tubes have been designed to withstand multiple high energy overvoltage surges while continuing to operate over a long service life with minimal failure rates. We also produce solid state protectors, as well as combining solid state protection with our gas tubes in hybrid overvoltage surge protectors.

       o BROADBAND SURGE PROTECTORS - Recent revisions to the National Electric Code, as it continues to be adopted by local jurisdictions, require overvoltage surge protection on all network powered subscriber coax lines, the preferred coaxial cable technology to bring telephony and broadband services to homes and businesses. As an integral part of our broadband product line, we recently developed our high-performance, 75-ohm, patented

              Broadband Coax Protector product line to safeguard coaxial cable lines. While providing overvoltage surge protection, our in-line Broadband Coax Protectors are virtually transparent to the network, permitting high-bandwidth signals to be transmitted without adversely affecting the signal. Our Broadband Coax Protectors have begun to be installed in active network interface units distributed as part of hybrid-fiber coax (known as HFC) broadband network build-outs. These build-outs, employing HFC architecture, connect residential and business customers to an enhanced range of video, voice and high-speed data communication possibilities, as well as improved signal reliability, better pictures and superior two-way transmission capability over existing and new HFC systems. According to Nielsen Media Research, as of February 2000, there were approximately 68.7 million basic cable households in the United States. We believe that the demand for our Broadband Coax Protectors will increase significantly as large United States cable operators begin to upgrade their networks to accommodate voice and broadband applications and as telephone operating companies enter the broadband market directly or through acquisitions.

              Capitalizing on our patent for in line Coaxial Cable Surge Protectors, we have also developed a 50-ohm Base Station Protector product line which protects wireless service providers' cell sites from the damaging effects of lightning and other surges. We have also developed our 10 Base T Surge Protector, which is presently utilized by a Regional Bell Operating Company customer to deliver broadband signals over "category five" cables, a competing network technology. Furthermore, the Company is developing additional products to address the satellite television market, as well as other surge protection products for coaxial cable and wireless networks.

       o NETWORK INTERFACE DEVICES - Network interface devices were developed to establish a separation point between the telephone companies' property and subscriber property in response to the requirements of the Federal Communication Commission and state public service commissions. We sometimes refer to network interface devices as NIDs. NIDs typically also enclose overvoltage surge protectors and various station electronic products. To address the demand for voice, high-speed data and other broadband services, telephone companies and other communications providers are expanding and upgrading their networks. To meet our customers' needs, we have introduced a broadband network interface device product line specifically designed to house a telephone company's technology of choice, whether traditional twisted pair lines or high-bandwidth coaxial cable or fiber optic lines.

       o STATION ELECTRONICS AND OTHER PRODUCTS - Our station electronic products are designed to be installed with an overvoltage surge protector, typically within a NID. Our other products include plastic housings, wire terminals, enclosures, cabinets and various hardware products.

              We recently received a patent on our Residential Protection Service Center, which is expected to expand our market and customer base into the residential/commercial marketplace. The Residential Protection Service Center provides overvoltage protection for AC power, telephone and coaxial cable lines at the entry point to the home, all bonded to a common ground, thereby eliminating the potentially dangerous practice of providing protection for certain electronic devices on an item by item basis, compromising protection integrity. We are in the process of finalizing the design of this product and seeking to market it in collaboration with one or more companies with selling and distribution expertise into the residential and commercial markets.

              Our principal executive office is located at 1385 Akron Street, Copiague, New York 11726 and our telephone number is (631) 789-5000.

                                  THE OFFERING

Securities  that  may  be  offered  by  the  selling
securityholders  . . . . . . . . . . . . . . . . . .   1,800,000 shares of our common stock;

                                                       1,800,000 warrants,   each  warrant  entitling  its  holder  to
                                                                 purchase one share of our common stock; and

                                                       414,000  unit  purchase  options,  each option  entitling  its holder to purchase  one share of our common stock and
                                                                one warrant to purchase one  additional  share of our
                                                                common stock.

                                                       Each  of  these  securities  was  issued  by  us in a
                                                       private placement to the selling securityholders, who
                                                       may  then   resell   them  by   delivering   of  this
                                                       prospectus.

Securities being offered by us . . . . . . . . . .     This prospectus also covers the issuance by us of the
                                                       following securities, which may be then resold by the
                                                       holders of the  securities  without  delivery of this
                                                       prospectus:

                                                       1,800,000shares of our  common  stock  that we may issue  upon exercise of the warrants;

                                                       414,000  shares of our common  stock and  warrants to purchase
                                                                414,000 additional shares of our common stock that we
                                                                may issue upon exercise of the unit purchase options;

                                                       414,000  shares of  purchase  our stock that we may issue upon exercise of the warrants  issuable  upon  exercise of
                                                                the unit purchase options.

                                                                Each warrant entitles its holder to purchase, between
                                                                December 9, 2000 and  December 8, 2004,  one share of
                                                                our common stock at an

The  warrants  . . . . . . . . . . . . . . . . . . .  exercise  price of $2.79,  subject to possible  prior redemption  and possible  adjustment of the number of
                                                      shares  issuable  upon  exercise,  and  the  exercise
                                                      price,  of the warrants if certain events occur.  See
                                                      "Description of the Securities - The Warrants."

The unit  purchase  options . . . . . . . . . . .  .   The unit  purchase  options  were  issued to  certain
 . .                                                    employees  and  affiliates  of M.H.  Meyerson  & Co.,
                                                       Inc., the placement agent for the private  placement.
                                                       Each unit  purchase  option  entitles  its  holder to
                                                       purchase,  between  December 9, 2000 and  December 8,
                                                       20004,  one share of our common stock and one warrant
                                                       (containing  the same terms as the warrants issued in
                                                       the private  placement)  to purchase  one  additional
                                                       share of our common stock.  Each unit purchase option
                                                       is exercisable at an exercise price of $2.69, subject
                                                       to possible adjustment of the number of shares of our
                                                       common stock issuable upon exercise, and the exercise
                                                       price, of the unit purchase options if certain events
                                                       occur.  See  "Description  of the  Securities  - Unit
                                                       Purchase Options."


Common stock outstanding on the date of this
prospectus.........................................   11,680,484 shares.

Common stock outstanding after the offering assuming:

   No warrants or unit purchase options are
   exercised  .  . . . . . . . . . . . . . . . . . .  11,680,484 shares.
 . . . . . . . . .

   All warrants and unit purchase options and
   warrants included in the unit purchase             14,308,484 shares.
   options  are fully  exercised . . . . . . . . . .
 . . . . .

Use of Proceeds.....................................  The selling  securityholders  will  receive all of the  proceeds from the sale of the shares of our common  stock,  the  warrants and the  unit  purchase  options,  and we will not  receive  any
                                                      proceeds  from  their  resale.  We  did  receive   approximately
                                                      $2,527,000 in net proceeds  (after our estimated  expenses) from
                                                      the  issuance  of  the  shares,   warrants  and  unit   purchase
                                                      options.  The  proceeds  from the  private  placement  are being used for product development,  marketing and sales, primarily to promote and expand our broadband and wireless  surge  protection products,  as well as for working capital and general  corporate purposes.

                                                      We will also receive the exercise  price of $2.79 per share to the extent the warrants are exercised ($4,821,120,  net of the
                                                      4% placement agent's warrant  solicitation fee we are required to pay, if the warrants are fully exercised),  $2.69 per share to the extent the unit  purchase  options  are  exercised  (an aggregate of $1,113,660 if they are fully exercised) and $2.79 per share to the  extent  the  warrants  included  in the unit purchase  options are exercised (an aggregate of $1,115,060 if they are fully exercised).  We intend to use the proceeds from the  exercise  of the  warrants,  as  well as  from  the  unit purchase  options  and  from  the  exercise  of  the  warrants issuable  upon  exercise  of the unit  purchase  options,  for
                                                      working capital.    See "Use of Proceeds."

Risk Factors........................................  The  securities  offered  under this  prospectus  involve a high degree  of risk.  You  should  carefully  consider  the  factors beginning on the following page.

                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus and in the documents we have incorporated by reference in the section "Where You Can Find More Information About Us" may contain forward-looking statements. Such statements can be generally identified by the use of forward-looking words like as "may," "should," "plan," "expect," "anticipate," "intend," "estimate," "potential," "believe" or other similar words and the negative of those words. These statements discuss future expectations or state other "forward-looking" information. When considering those statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents we have incorporated by reference. The risk factors discussed below and other factors noted in this prospectus and the documents which we have incorporated by reference could cause our actual results to differ materially from those contained in any forward-looking statements.

                                  RISK FACTORS

         BEFORE YOU BUY ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THAT PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION ABOUT US" BEFORE YOU DECIDE TO PURCHASE ANY OF THE SECURITIES. IF ANY OF THE RISKS DISCUSSED BELOW OR IN OUR OTHER SEC FILINGS OCCUR, OR IF UNFORESEEN EVENTS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, IN WHICH CASE THE VALUE OF YOUR INVESTMENT MAY DECLINE AS WELL.

      WE CANNOT ASSURE YOU THAT WE CAN REVERSE OUR RECENT HISTORY OF LOSSES
      ---------------------------------------------------------------------

         While we reported a profit for our third quarter of our fiscal 2000 year, we have reported the following net losses applicable to common stockholders for the last three fiscal years and overall for the first nine months of fiscal 2000:

                    Fiscal Year Ended:
                             June 27, 1997         $   856,000
                             June 26, 1998         $5,142,000
                             June 25, 1999         $6,402,000
                    Nine Months Ended:
                             March 31, 2000        $   833,000

         Our results of operations were affected by several factors in our 1997, 1998 and 1999 fiscal years.

CERTAIN FACTORS AFFECTING FISCAL 1997 RESULTS.

         During fiscal 1997, Access Network Technologies, Inc. ("ANT"), a joint venture between Lucent Technologies, Inc. and Raychem Corporation (now part of Tyco International Ltd.), was dissolved. We had entered into a strategic agreement with ANT in 1995 to develop and manufacture advanced overvoltage surge protectors. While we and Raychem have continued to manufacture and market the products without the participation of Lucent, the dissolution of ANT caused us to increase our allowance for the inventory that was produced for ANT and to put into effect certain measures to reduce costs. The cost reduction measures included a reduction of personnel, the movement of certain production processes to our facility in the Dominican Republic, the outsourcing of certain manufacturing steps, the realignment of our sales and marketing force and the discontinuance of certain lower margin products. These actions resulted in charges of $3.0 million.

CERTAIN FACTORS AFFECTING FISCAL 1998 RESULTS.

         To meet our customers' needs, we introduced a line of broadband NIDs with features and functionality that we believe were instrumental in our winning major contracts in July and September of 1997 with a Regional Bell Operating Company and an independent telecommunications company, respectively, each of which was a preexisting unaffiliated customer. For strategic purposes, we accepted orders under one of these contracts that we believed we could fulfill under an aggressive delivery time schedule that mandated us to seek to accelerate production.

         Beginning in the fourth quarter of fiscal 1997 and continuing through fiscal 1998, we incurred additional manufacturing expenses in gearing up toward the accelerated production of our new broadband NID product line, compounded, in the second quarter of fiscal 1998, by production disruptions as we sought to meet the customers' requested delivery schedules. While we resolved most of the production disruption issues toward the end of that second quarter, during the third and fourth quarters of fiscal 1998, we continued to experience certain yield losses, costs associated with expedited third party production of certain injection molded parts and added costs to air freight products to meet customer delivery requirements.

CERTAIN FACTORS AFFECTING FISCAL 1999 RESULTS.

         During the fourth quarter of fiscal 1999, we initiated a strategic operations re-alignment in an effort to enhance operating efficiencies and reduce costs. These results are expected to be achieved through outsourcing a significant portion of our production, closing our Dominican Republic facility, workforce reductions and other cost-saving measures throughout TII. Under this plan, we have reduced our workforce from approximately 1,165 employees as of April 23, 1999 to approximately 255 at June 30, 2000. As a result, we recorded a charge to earnings of $6.0 million in fiscal 1999.

         This charge was partially offset by two non-recurring gains:

         o        On  September  21  and  22,  1998,  our  principal   operating
                  facilities in Puerto Rico and the Dominican Republic, respectively, sustained significant inventory, equipment and facility damages as a result of Hurricane Georges. In addition, as a result of the storm, we experienced production stoppages throughout the second quarter of fiscal 1999 and periods of less than full production continuing into the fiscal 1999 third quarter. Damaged inventory, business interruption losses, fees payable to our insurance advisors, losses to plant and equipment and other expenses incurred totaled $17.9 million. We received insurance payments of $19.3 million with respect to the losses sustained, including lost profits. Accordingly, insurance proceeds, net of hurricane losses and expenses, resulted in a gain of $1.4 million in fiscal 1999.

         o In order to focus on our core business, we sold substantially all of the assets of our fiber optic enclosures subsidiary, TII-Ditel, Inc., in March 1999 for $5.3 million, resulting in a gain of $2.2 million.

             RISKS ASSOCIATED WITH THE OWNERSHIP OF OUR COMMON STOCK
             -------------------------------------------------------

WE DO NOT ANTICIPATE PAYING DIVIDENDS.

         We intend to retain any future earnings for use in our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. In addition, our credit facility prohibits us from declaring and paying any dividends.

THERE IS NO ASSURANCE OF CONTINUED NASDAQ LISTING OF OUR COMMON STOCK.

         Although we are currently in compliance with the Nasdaq National Market continuing listing requirements, we cannot assure you that our common stock will continue to be quoted on Nasdaq.

Among other things, our common stock is required to have a minimum bid price of at least $1.00 per share except during certain limited periods. The price range of our common stock on the Nasdaq National Market since the beginning of our 1998 fiscal year is indicated under "Price Range of our Common Stock." If we fail to maintain a Nasdaq listing by reason of the price of our common stock, our common stock will likely be traded on the Nasdaq OTC Bulletin Board. As a result, the market value of our common stock could decline and securityholders may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

IF OUR COMMON STOCK CEASES TO BE LISTED ON NASDAQ, IT COULD BE SUBJECT TO "PENNY STOCK" REGULATIONS.

         Broker/dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 that are not registered on certain national securities exchanges or quoted on the Nasdaq system. Quotation on the Nasdaq OTC Bulletin Board is not sufficient to avoid being treated as a "penny stock." The penny stock rules require a broker/dealer, prior to a transaction in a penny stock, not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that, prior to a transaction in a penny stock, the broker/dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our securities become subject to the penny stock rules, investors in our securities may find it more difficult to sell their securities.

THE PRICE OF OUR COMMON STOCK MAY CONTINUE TO BE VOLATILE.

         The market price of our common stock has been at times, and may in the future be, subject to wide fluctuations. See "Price Range of Our Common Stock". Factors that may adversely affect the market price of our common stock include, among other things:

o        quarter to quarter variations in operating results,

o the occurrence of events that affect or could affect our operating results,

o        changes in earnings estimates by analysts,

o        announcements regarding technological innovations or new products,

o        announcements of gains or losses of significant customers or contracts,

o        prospects in the communications industry,

o        changes in the regulatory environment,

o        market conditions, and

o the sale or attempted sale of large amounts of our common stock into the public markets.

THE SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK RESERVED FOR POSSIBLE FUTURE ISSUANCE BY US MAY AFFECT OUR ABILITY TO OBTAIN ADDITIONAL EQUITY FINANCING.

         We have reserved shares of common stock for issuance as follows: (i) 1,800,000 shares for issuance upon exercise of the 1,800,000 presently issued warrants covered by this prospectus; (ii) 414,000 shares for issuance upon exercise of the unit purchase options; (iii) 414,000 shares for issuance upon exercise of the warrants issuable upon exercise of the unit purchase options;
(iv) 3,007,526 shares for issuance upon conversion of our outstanding Series C preferred stock (upon the conversion of which we may be required to issue more or fewer shares); (v) 2,954,000 shares for issuance upon exercise of stock options under our stock option plans (of which 2,772,941 shares were subject to outstanding options as of June 30, 2000); and (vi) 310,000 shares for issuance upon exercise of other issued options and warrants. As long as, and to the extent that, the warrants and unit purchase options (and warrants issuable upon exercise of the unit purchase options) remain unexercised, our ability to obtain additional capital might be adversely affected. Moreover, the holders of the warrants and unit purchase options (and warrants issuable upon exercise of the unit purchase options) may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital through a new offering of our securities on terms more favorable than those provided by the warrants and unit purchase options (and warrants issuable upon exercise of the unit purchase options).

THE EXERCISE OR CONVERSION OF OUR WARRANTS, OPTIONS AND CONVERTIBLE PREFERRED STOCK COULD DILUTE THE EARNINGS PER SHARE, BOOK VALUE PER SHARE AND VOTING POWER OF OUR OUTSTANDING COMMON STOCK AND AFFECT OUR ABILITY TO RAISE CAPITAL.

         The issuance of additional shares of our common stock, and the existence of the warrants, the unit purchase options, our employee stock options, our other warrants and options and convertible securities exercisable for or convertible into our common stock at a per share price below the market price of our common stock at the end of a fiscal period could reduce our earnings, if any, per share.

         Also, the issuance of our common stock at a price below our then book value ($2.69 per share at March 31, 2000) would reduce our book value per share.

         Issuances of common stock will also reduce the voting power and interest in our equity of other outstanding common stock, the degree of which dilution will depend on the number of shares of common stock we are required to issue.

         For the term of the warrants and unit purchase options, their holders will have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of any of our common stock, with a resulting dilution in the interest of other security holders.

         The warrants issued in the private placement and those subject to the unit purchase options entitle the holders to purchase 2,214,000 shares of our common stock at a price of $2.79 per share and the 414,000 shares of our common stock issuable upon exercise of the unit purchase options are purchasable at $2.69 per share. Our other outstanding options, other than those subject to our stock option plans, and warrants entitle the holders to purchase an aggregate of 310,000 shares of our common stock at prices ranging from $2.50 to $7.03 per share and the stock options outstanding under our stock option plans at June 30, 2000 entitle their holders to purchase an aggregate of 2,772,941 shares of our common stock at an average exercise price of $2.08 per share.

         Through June 30, 2000, we have issued a total of 1,772,474 shares of our common stock with respect to the conversion of 3,374 shares of Series C preferred stock at an average conversion price of $1.90 per share. There remain outstanding 1,626 shares of Series C preferred stock, which are convertible at the option of their holders at the lower of $5.58 per share or 95% of the average of the closing bid prices of our common stock during the ten consecutive trading days immediately preceding the conversion date. Had all 1,626 shares been converted on June 30, 2000, we would have been required to issue an aggregate of 850,474 shares of our common stock at a conversion price of $1.91 per share.

THE PRICE OF YOUR STOCK MAY BE ADVERSELY AFFECTED BY THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE.

         Sales, or the availability for sale, of a substantial number of shares of our common stock in the public market, could adversely affect the market price for our common stock. Of our 11,680,484 outstanding shares of common stock as of June 30, 2000, 8,507,228 shares are freely tradeable without restriction under the Securities Act of 1933. In addition, the 1,800,000 shares issued in the private placement can be sold by delivering a copy of this prospectus and 500,000 shares, owned by Alfred J. Roach and Timothy J. Roach, officers and directors of us, can be sold by delivering a prospectus under another registration statement. Of our remaining 873,256 outstanding shares of our common stock, 819,685 are owned by persons who may be deemed to be our "affiliates" (including Alfred J. Roach and Timothy J. Roach) and are presently eligible for sale under Rule 144, subject to Rule 144's volume and other limitations, and 53,571 shares are owned by an unaffiliated third party and will become eligible for sale under Rule 144 commencing on June 27, 2001. Alfred J. Roach and Timothy J. Roach have agreed, in connection with the closing of the private placement, not to transfer any shares beneficially owned by them until twelve months after the date of this prospectus without obtaining the prior approval of the placement agent.

         We have also registered, for possible future issuance under the Securities Act:

         o 2,628,000 shares covered by this prospectus, of which 1,800,000 shares are issuable upon the exercise of the warrants issued in the private placement, 414,000 shares are issuable upon exercise of the unit purchase options and 414,000 shares are issuable upon exercise of the warrants included in the unit purchase options, all of which shares will be freely tradeable, subject to prospectus delivery requirements, upon issuance; and

         o 2,954,000 shares of common stock subject to our stock option plans (of which 2,772,941 shares were subject to outstanding options as of June 30, 2000). Any of those shares issued upon the exercise of options by persons who are not our affiliates will be freely tradeable upon issuance and any of those shares issued to our affiliates (815,000 of which are held by Alfred
                  J. Roach and Timothy J. Roach and are subject to the transfer restrictions described above) will be eligible for sale under Rule 144 without any further holding period but subject to certain volume and other limitations.

         Furthermore, we have registered for potential resale following their issuance:

         o 3,007,526 shares of our common stock which may be issued upon conversion of our 1,626 outstanding shares of Series C preferred stock (this will cover all shares we may be required to issue if the conversion price should become as low as $.54 per share);

         o 200,000 shares of our common stock which may be issued upon the exercise of certain other warrants to purchase those shares until January 25, 2001 at an exercise price of $7.03 per share; and

         o 10,000 shares of our common stock subject which may be issued upon the exercise of certain other warrants to purchase those shares until July 15, 2001 at an exercise price of $6.46 per share.

REDEMPTION OF OUR SERIES C PREFERRED STOCK WOULD RESULT IN A REDUCTION IN OUR CASH AND NET WORTH AND POSSIBLE LOSS OF OUR CREDIT FACILITY.

     The holders of Series C preferred stock may require us to redeem any shares of Series C preferred stock if:

         o we fail to maintain our listing on the Nasdaq National Market or, if applicable, the New York or American Stock Exchanges (see "There is no assurance of continued Nasdaq listing of our common stock"),

         o we fail to maintain the effectiveness of the registration statements covering resale of our common stock underlying our Series C preferred stock for, in general, a period of ten consecutive trading days,

         o we do not comply with requests for conversion of any Series C preferred stock,

         o we engage in a merger, consolidation or other business combination with and into another company,

         o        we sell or transfer all or substantially all of our assets, or

         o a purchase or exchange offer is made and accepted by the holders of more than 50% of our outstanding shares of common stock.

     The redemption price per share of Series C preferred stock will be equal to the greater of $1,150 per share of Series C preferred stock or the closing bid price at specified times of the shares of our common stock which we would otherwise have issued upon conversion of the Series C preferred stock we redeem.

     Redemptions of Series C preferred stock will result in a utilization of our then existing cash since our existing bank credit facility prohibits us from borrowing for that purpose, and will also reduce our net worth which, if combined with other factors could cause us to lose our existing bank credit facility if we can not obtain the bank's consent. See "We Could Lose Our Existing Credit Facility if Our Tangible Net Worth Declines."

THE ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND UNDER DELAWARE LAW MAY DISCOURAGE OR PREVENT TAKEOVER OFFERS WHICH COULD INCREASE THE PRICE OF OUR STOCK IF THOSE PROVISIONS DID NOT EXIST.

         Our certificate of incorporation and the Delaware General Corporation Law contain provisions that, while intended to enable our Board of Directors to maximize securityholder value, could discourage or prevent any attempts by outsiders to obtain control of us through mergers, tender offers, proxy contests and other means and could prevent or delay changes in our management. Generally, attempts to obtain control of a company results in securityholders obtaining a premium above the market price of a company's stock before the attempt is made. These provisions include the following which are described in greater detail under the caption "Description of Securities":

         o        a shareholder rights plan;

         o the ability to issue preferred stock with terms fixed by our Board of Directors at the time of their issuance without further securityholder authorization;

         o        a supermajority vote to authorize certain transactions;

         o        a classified Board of Directors;

         o a requirement that directors may be removed only by stockholders for cause;

         o the benefits of Delaware's "anti-takeover" statutory provisions.

                       RISKS ASSOCIATED WITH THIS OFFERING
                       -----------------------------------

ABSENT AN EXEMPTION, THE WARRANTS, UNIT PURCHASE OPTIONS AND WARRANTS ISSUABLE UPON EXERCISE OF THE UNIT PURCHASE OPTIONS CAN ONLY BE EXERCISED IF THERE IS A CURRENT PROSPECTUS AVAILABLE AND WE MAKE ANY REQUIRED STATE "BLUE SKY" FILINGS.

         The warrants, unit purchase options and warrants issuable upon exercise of the unit purchase options are not exercisable unless, at the time of exercise, we have a current prospectus covering our issuance to their holders of the shares of common stock issuable upon their exercise in effect and current, or there is an available exemption from registration applicable to their issuances under the Securities Act of 1933. Also, if required, the shares must be registered or qualified, or exempt from registration and qualification, under the securities or "blue sky" laws of the jurisdiction of residence of the exercising holder. Although we have caused all of the shares of common stock issuable upon exercise of the warrants, unit purchase options and warrants issuable upon exercise of the unit purchase options to be registered under the registration statement of which this prospectus forms a part and have used our best efforts to cause those shares to be qualified under applicable "blue sky" laws and have agreed to use our best efforts to maintain a current prospectus relating thereto until the expiration of the warrants, unit purchase options and warrants issuable upon exercise of the unit purchase options, there is no assurance that we will be able to do so. The value of the warrants, unit purchase options and warrants issuable upon exercise of the unit purchase options may be greatly reduced if a current prospectus covering the common stock issuable upon their exercise is not kept effective or if those securities are not qualified or exempt from qualification in the states in which their holders reside. See "Description of Securities - The Warrants."

THERE ARE POTENTIAL ADVERSE EFFECTS IF WE ELECT TO REDEEM WARRANTS

         Beginning June 8, 2001, we may redeem outstanding warrants at a price of $0.01 per share upon 20 days' prior written notice after the common stock has traded at a closing bid price equal to or greater than 200% of the then exercise price of the warrants for a period of at least 20 consecutive trading days, provided that the shares of common stock and the warrants sold in the private placement are then the subject of an effective registration statement filed with the Securities and Exchange Commission and our common stock is then listed on a national securities exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or quoted on the OTC Bulletin Board or similar electronic facility. If the warrants are redeemed, holders of the warrants will lose their rights to exercise the warrants. Upon receipt of a notice of redemption, holders would be required to (a) exercise the warrants and pay their exercise price at a time when it may be disadvantageous for them to do so, (b) sell the warrants at the then current market price, if any, when they might otherwise wish to hold the warrants or (c) accept the redemption price which is likely to be substantially less than the market value of the warrants prior to the notice of redemption . See "Description of Securities - The Warrants."

NO PUBLIC MARKET EXISTS FOR THE WARRANTS, UNIT PURCHASE OPTIONS OR WARRANTS ISSUABLE UPON EXERCISE OF THE UNIT PURCHASE OPTIONS, AND THERE ARE RESTRICTIONS ON THE TRANSFERABILITY OF THOSE SECURITIES.

         There is no public market for the warrants, unit purchase options or warrants issuable upon exercise of the unit purchase options and no market therefor is likely to develop. The warrants, unit purchase options and warrants issuable upon exercise of the unit purchase options may be sold only to "accredited investors," within the meaning of Rule 501 under the Securities Act of 1933, even though registered under this prospectus. Therefore, purchasers of warrants, the unit purchase options and warrants issuable upon exercise of the unit purchase options should assume that those securities may have to be sold in a private transaction or held until exercised or redeemed. See "Description of Securities - The Warrants; Unit Purchase Options."

THE PLACEMENT AGENT MAY HAVE SIGNIFICANT INFLUENCE ON THE MARKET FOR OUR COMMON STOCK.

         The common stock and warrants sold by us in the private placement were sold to customers of the placement agent, some of whom are employees or affiliates of the placement agent. Therefore, it may be expected that customers of the placement agent may engage in transactions for the sale or purchase of our common stock and the warrants through or with the placement agent. If the placement agent participates in the market, the placement agent may exert a significant influence on the market for our common stock and, if one develops, for warrants. Such a market-making activity may be discontinued at any time. The price and liquidity of our common stock and warrants may be significantly affected by the degree, if any, of the placement agent's participation in the market.

  WE COULD LOSE OUR EXISTING CREDIT FACILITY IF OUR TANGIBLE NET WORTH DECLINES
  -----------------------------------------------------------------------------

         We currently have a credit facility in the amount of $7.5 million, consisting of a $1.5 million term loan and a $6.0 million revolving credit facility. The revolving credit facility is limited by a borrowing base equal to 85% of eligible accounts receivable and 50% of eligible inventory, subject to reserves. At June 30, 2000, there were no borrowings outstanding under the revolving credit facility and the principal amount outstanding under the term loan was $1.5 million. The scheduled maturity date of the term loan is March 31, 2003 and of any revolving credit loans will be April 30, 2003.

         The credit facility requires us to maintain a tangible net worth of $21.0 million. As of March 31, 2000, our tangible net worth was approximately $26.2 million. Adjusted to give effect to the completion of the private placement (after estimated costs and expenses, including the placement agent's compensation) and the conversion after March 31, 2000 of a $750,000 loan into our common stock, our tangible net worth at March 31, 2000 would have been approximately $29.5 million. Our tangible net worth will also be increased by the exercise price of any warrants or unit purchase options or warrants underlying the unit purchase options if and when any are exercised. If operating losses we experienced prior to our quarter ended March 31, 2000 again occur and/or if we are required to redeem any significant amount of Series C preferred stock, we may cease to be in compliance with the tangible net worth covenant. In that event, if we are unable to obtain a waiver or amendment of the covenant, we may be unable to borrow under the credit facility and may have to immediately repay all loans then outstanding under the facility. If the credit facility is not available, or if the amount we may borrow under it is not sufficient for our needs, we may require financing from other sources. Our inability to obtain the financing could have a material adverse effect on our business, results of operations and financial condition.

             RISKS ASSOCIATED WITH CUSTOMERS AND CUSTOMER AGREEMENTS
             -------------------------------------------------------

OUR DEPENDENCE UPON KEY CUSTOMERS AND LACK OF LONG TERM COMMITMENTS WITH THEM MAKES IT EASIER FOR THOSE CUSTOMERS TO CEASE OR REDUCE PURCHASES FROM US.

         The U.S. telephone industry is highly consolidated, with the four Regional Bell Operating Companies servicing over 85% of all subscriber lines. Currently, all four Regional Bell Operating Companies have designated one or more of our overvoltage surge protectors for use at certain of their subscriber station locations. Direct sales to the Regional Bell Operating Companies, their distributors and original equipment manufacturers have historically accounted for a substantial majority of our net sales.

         In most instances, our sales are made under open purchase orders received from time to time from our customers under master supply contracts which cover one or more of our products. Some of those contracts permit the customer to terminate the contract due to (a) the availability of more advanced technology or (b) our inability to deliver a product that meets the specifications on time. Although most of our master supply contracts control terms such as the purchase price, they do not establish minimum purchase commitments. Certain supply contracts provide that the customer may terminate the contract at any time upon notice.

         The loss of one or more Regional Bell Operating Company as purchasers of our products, or a substantial decrease in the orders received from those purchasers, could have a material adverse effect on our business, results of operations and financial condition.

WE HAVE CERTAIN CONTRACTUAL LIMITATIONS ON PRICE INCREASES, WHICH COUPLED WITH PRICING PRESSURES, COULD ADVERSELY AFFECT OUR GROSS PROFIT MARGINS.

         Pricing pressures in the markets in which we operate are intense due in part to the consolidation of various telephone companies and their resulting purchasing power. Our master contracts generally prohibit us from increasing the price of our products to be sold under the contract for stated periods of time. Accordingly, any significant increase in our costs during those periods, without offsetting price increases, could adversely affect our gross profit margins. In addition, some of our contracts with the Regional Bell Operating Companies contain declining price provisions which also could adversely affect our gross margins if we cannot achieve corresponding reductions in unit manufacturing costs.

         RISKS ASSOCIATED WITH THE OVERVOLTAGE SURGE PROTECTORS INDUSTRY
         ---------------------------------------------------------------

TECHNOLOGICAL CHANGES PERTAINING TO OUR OVERVOLTAGE SURGE PROTECTORS COULD RENDER THEM OBSOLETE.

         Our overvoltage surge protectors are based principally on gas tube technology. Solid state surge protectors have been developed for use in the telecommunications industry as a competitive technology to gas tubes. While solid state overvoltage surge protectors are faster at reacting to surges, gas tube overvoltage surge protectors have generally remained the surge protection technology of choice by most telephone companies because of the gas tube's ability to withstand significantly higher energy surges than solid state overvoltage surge protectors. However, as communications equipment becomes more complex, the speed of the protector in reacting to a surge may be perceived to be more critical than its energy handling capabilities. Also, solid state protectors can be combined with gas tubes into a hybrid overvoltage surge protector module. While hybrid surge protectors are generally more expensive and complex than gas tube surge protectors, the hybrid unit can combine the speed of a solid state unit with the energy handling capability of a gas tube unit.

         Although we have developed solid state and hybrid surge protectors, the development by competitors of similar products with increased energy handling capabilities, or the development of lower cost, more reliable hybrid surge protectors, could adversely affect our sales.

NEW PRODUCT INTRODUCTIONS BY US AND EVOLVING INDUSTRY STANDARDS COULD BE COSTLY AND AFFECT OUR RELATIONSHIP WITH CUSTOMERS.

         We continually seek to improve our existing products and develop new products and enhancements to meet the needs of our customers and the marketplace. However, we cannot assure you that we will be able to respond timely to changing industry and customer needs. The market for our products is characterized by changing technology, evolving industry standards, changes in customer requirements, and product introductions and enhancements.

         Our success will depend, in large measure, upon our ability to timely:

         o identify and develop new, competitively priced products to keep pace with changes in technology and customer preferences,

         o        enhance our current product offerings, and

         o develop new products that address our customers' needs for additional functionality and new technologies.

         In addition, product development cycles can be lengthy and are subject to changing requirements and unforeseen factors which can result in delays. Also, new products or features may contain defects that, despite testing, are discovered only after a product has been installed and used by customers. Such delays, undetected defects or product recalls could have a material adverse effect on our business, results of operations and financial condition.

                         WE FACE SIGNIFICANT COMPETITION
                         -------------------------------

         We are subject to significant competition with respect to all of our products. Specifically, a substantial portion of our overvoltage surge protectors are used in network interface devices which are manufactured by our competitors. Some of those competitors also market overvoltage surge protectors and station electronics.

         Most of our competitors and many of those who could enter the market in which we operate are well-established suppliers to the telephone companies. In addition, most are, or are part of, large corporations which have substantially greater assets, financial resources and larger sales forces, manufacturing facilities and research and development staffs than we have. As a result, the entry of any of those companies into the overvoltage surge protector market could reduce our sales.

  RISKS ASSOCIATED WITH OUR MANUFACTURING PROCESS AND INTERNATIONAL OPERATIONS
  ----------------------------------------------------------------------------

OFFSHORE MANUFACTURING POSES A NUMBER OF RISKS.

         Until earlier this year we had been producing all our overvoltage surge protectors, NIDs and station electronics at our facilities in Puerto Rico and the Dominican Republic. During fiscal 1999, we initiated a strategic operations re-alignment in an effort to enhance operating efficiencies and reduce costs. The plan includes outsourcing a significant portion of our production, closing our Dominican Republic facility, divesting our injection molding and metal stamping operations, and effecting workforce reductions and other cost-saving measures throughout our company. As of June 30, 2000, we had substantially completed this re-alignment. As a result, we had incurred significant charges to our 1999 fiscal year reported earnings in connection with effectuating this realignment. While we continue to produce our gas tubes at our facility in Puerto Rico, we have retained a United States company operating in China to be the principal manufacturer of our products. We depend on our contract manufacturer for timely delivery of high quality product. As a result, we are subject to risks of doing business outside the United States, including the potential delays and added delivery expenses in meeting rapid delivery schedules of our customers. In addition, the production of products in China could subject us to risks arising from:

         o potential U.S. government sanctions, like embargoes and restrictions on importation,

         o        potential currency fluctuations,

         o        potential labor unrest and political instability,

         o        potential restrictions on the transfer of funds,

         o        export duties and quotas, and

         o        U.S. customs and tariffs.

         Furthermore, production in Puerto Rico has in the past, and could in the future, be interrupted by the effects of hurricanes. Based upon the success we have experienced to date in realigning our Dominican Republic and our plastic injection molding and metal stamping operations, we have begun to consider make-versus-buy, or in-house versus outsource, decisions for many of our present processes. If and when we conclude that outsourcing a process creates substantial economic benefit to us, we may implement further restructuring projects that may or may not result in additional charges in one or more future periods.

WE ARE DEPENDENT UPON SUPPLIERS, THE LOSS OF WHOM COULD RESULT IN DELAYS, AFFECT OUR ABILITY TO OBTAIN COMPONENTS AND INCREASE PRICES TO US.

         We have no orders with suppliers of components utilized in the manufacture of our products with delivery scheduled later than a year from now. Although we believe that substantially all raw materials we use will continue to be available to us in adequate quantities at competitive prices, we cannot assure you that we will not experience delays in delivery, the absence of components or supplies or increases in prices in the future.

                                 USE OF PROCEEDS

         The selling securityholders will receive all net proceeds from the sale of the shares, warrants and unit purchase options offered by this prospectus. Accordingly, we will not receive any proceeds from the resale of those securities.

         However, we received net proceeds of approximately $2,527,000 from the private placement on June 8, 2000 of those securities. We are using those proceeds for product development, marketing and sales, primarily to promote and expand our broadband and wireless surge protection products, as well as for working capital and general corporate purposes, including acquisitions. We are not presently engaged in negotiations with respect to any potential acquisitions. We have agreed not to use those proceeds, without the approval of the placement agent, to prepay any debt for borrowed funds (other than debt under our revolving credit facility) or to pay any debt or obligation owed to officers and directors.

         We intend to use the proceeds, if any, from the exercise of the warrants, as well as from the exercise of the unit purchase options and the exercise of the warrants issuable upon exercise of the unit purchase options, for working capital.

         Pending its use, we intend to invest net proceeds from the private placement in short-term, interest-bearing obligations of investment grade.

                         PRICE RANGE OF OUR COMMON STOCK

         Our common stock trades on the Nasdaq National Market under the symbol "TIII." The following table sets forth, for each quarter during our 1999 and 2000 fiscal years and for fiscal 2001 through the date shown below, the high and low sales prices of our common stock:

                                                                                   High            Low

         Fiscal 1999
                  First Quarter Ended September 25, 1998 . . . . . . . . . . . . . .  8-1/4         1-15/16
                  Second Quarter Ended December 25, 1997 . . . . . . . . . . . . . .  2-5/8         1-3/8
                  Third Quarter Ended March 26, 1998 . . . . . . . . . . . . . . . .  2-23/32       1-9/16
                  Fourth Quarter Ended June 25, 1998 . . . . . . . . . . . . . . . .  2-7/16        1-1/2

         Fiscal 2000
                  First Quarter Ended September 24,  1999 . . . . . . . . . . . . .   2             1-1/2
                  Second Quarter Ended December 31 , 1999 . . . . . . . . . . . . .   1-5/8         1
                  Third Quarter Ended March 31, 2000 . . . . . . . . . . . . .  . .   3-3/8         1-1/8
                  Fourth Quarter through June 30, 2000 . . . . . . . . . . . .  . .   4-3/16        1-5/8

         Fiscal 2001
                  First Quarter through July 20, 2000 . . . . . . . . . . . . . . .   3             1-15/16

         As of June 30, 2000, we had approximately 600 holders of record of our Common Stock.

         To date, we have paid no cash dividends. For the foreseeable future, we intend to retain all earnings generated from operations for use in our business. Additionally, our borrowing arrangements prohibit the payment of dividends until the related indebtedness has been repaid in full.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Of our 11,680,484 outstanding shares of common stock as of June 30, 2000, 8,507,228 shares are freely tradeable without restriction under the Securities Act of 1933. In addition, the 1,800,000 shares issued in the private placement can be sold by delivering a copy of this prospectus and 500,000 shares, owned by Alfred J. Roach and Timothy J. Roach, officers and directors of TII, can be sold by delivering a prospectus under another registration statement. Of our remaining 873,256 outstanding shares of our common stock, 819,685 are owned by persons who may be deemed to be our "affiliates" (including Alfred J. Roach and Timothy J. Roach) and are presently eligible for sale under Rule 144, subject to Rule 144's volume and other limitations, and 53,571 shares are owned by an unaffiliated third party and will become eligible for sale under Rule 144 commencing on June 27, 2001. Alfred J. Roach and Timothy J. Roach have agreed, in connection with the closing of the private placement, not to transfer any shares beneficially owned by them until twelve months after the date of this prospectus without obtaining the prior approval of the placement agent.

         We have also registered, for possible future issuance under the Securities Act:

         o 2,628,000 shares covered by this prospectus, of which 1,800,000 shares are issuable upon the exercise of the warrants issued in the private placement, 414,000 shares are issuable upon exercise of the unit purchase options and 414,000 shares are issuable upon exercise of the warrants included in the unit purchase options, all of which shares will be freely tradeable, subject to prospectus delivery requirements, upon issuance; and

         o 2,954,200 shares of common stock subject to our stock option plans (of which 2,772,941 shares were subject to outstanding options as of June 30, 2000). Any of those shares issued upon the exercise of options by persons who are not our affiliates will be freely tradeable upon issuance and any of those shares issued to our affiliates (815,000 of which are held by Alfred
                  J. Roach and Timothy J. Roach and are subject to the transfer restrictions described above) will be eligible for sale under Rule 144 without any further holding period but subject to certain volume and other limitations.

         Furthermore, we have registered for potential resale following their issuance:

         o 3,007,526 shares of our common stock which may be issued upon conversion of our 1,626 outstanding shares of Series C preferred stock (this will cover all shares we may be required to issue if the conversion price should become as low as $.54 per share);

         o 200,000 shares of our common stock which may be issued upon the exercise of certain other warrants to purchase those shares until January 25, 2001 at an exercise price of $7.03 per share; and

         o 10,000 shares of our common stock subject which may be issued upon the exercise of certain other warrants to purchase those shares until July 15, 2001 at an exercise price of $6.46 per share.

                                PRIVATE PLACEMENT

         On June 8, 2000, we completed a private placement of 1,800,000 units, each unit consisting of one share of our common stock and one warrant to purchase a share of our common stock. The offering price per unit was 25% below the average of the mean between the closing bid and closing asked prices of our common stock for the five consecutive trading days ending on the last trading day prior to the closing of the offering, with a minimum offering price of $1.75 and a maximum offering price of $3.00 per unit. The final unit purchase price was $1.75. The closing price of our common stock on the Nasdaq National Market on June 8, 2000, the closing date of the private placement, was $2.34 per share. Each warrant entitles its holder to purchase, between December 9, 2000 and December 8, 2004, one share of our common stock at an exercise price of $2.79, subject to possible prior redemption and possible adjustment of the number of shares issuable upon exercise, and the exercise price, of the warrants if certain events occur. See "Description of the Securities - The Warrants."

         In connection with the private placement, we agreed to file the registration statement of which this prospectus is a part and to bear all fees and expenses incurred by us in connection with the preparation of the registration statement and up to $15,000 of the fees of special counsel for all holders of the securities registered. The holders of the common stock and warrants are also entitled, if at any time after December 5, 2000 the registration statement of which this prospectus forms a part shall not be effective, to have the securities which they are entitled to have registered included in any registration statement we file with the SEC for an offering of securities, subject to the right of any underwriters of that offering to require the holders to delay the sale of their securities for a period of 90 days after that registration statement is declared effective by the SEC.

PLACEMENT AGENT ARRANGEMENTS

         M.H. Meyerson & Co., Inc. served as placement agent for the private placement. For its services, the placement agent received a 5% commission ($157,500); a 3% placement manager fee ($94,500); and a 2% non-accountable expense allowance ($63,000); and we reimbursed the placement agent for its legal, advertising and promotion expenses incurred of $134,823. Certain of the placement agent's employees and affiliates also received 414,000 options, each placement agent option entitling its holder to purchase, between December 9, 2000 and December 8, 20004, one share of our common stock and one warrant (containing the same terms as the warrants issued in the private placement) to purchase one additional share of our common stock at an exercise price of $2.69, subject to possible adjustment of the number of shares issuable upon exercise, and the exercise price, of the unit purchase options if certain events occur. See "Description of the Securities - Unit Purchase Options." We also agreed to pay to the placement agent a warrant solicitation fee of 4% of the exercise price of the warrants for each warrant exercised, other than those issued upon the exercise of the unit purchase options. In addition, we granted the placement agent a 30 day right of first refusal to underwrite or place any future offerings until March 7, 2001. Also, until June 7, 2003 (or such earlier time as 75% of the warrants have been exercised), at our discretion, we are to either
(i) appoint a person to our Board of Directors that is mutually agreeable to the placement agent and us, or (ii) if such a person is not appointed, permit the placement agent to send a representative to observe each meeting of our Board of Directors. The placement agent will also be paid "source fees" if potential investors in the private placement introduced to us by the placement agent make subsequent investments in us before June 8, 2002. See "Plan of Distribution."

                             SELLING SECURITYHOLDERS

         The following table contains information regarding the selling securityholders' ownership of (a) shares of our common stock (excluding the shares issuable upon exercise of warrants and unit purchase options issued in the private placement and shares issuable upon exercise of the warrants issuable upon exercise of the unit purchase options), (b) warrants (exclusive of warrants issuable upon exercise of the unit purchase options) and (c) unit purchase options, each as of July 20, 2000, and to be sold hereunder. Following those sales, none of the selling securityholders will own one percent or more of our common stock, warrants or unit purchase options.

                                                                                                                        Common
                                                 Securities Beneficially Owned (1)        Securities to be Sold (2)    Stock to be
                                                                          Unit                                Unit     Owned After
                                                  Common                  Purchase    Common                  Purchase After
Name                                              Stock      Warrants     Options      Stock      Warrants    Options  Offering(3)
----                                              -----      --------     -------      -----      --------    -------  -----------
ARS Revocable Family Trust................         14,285        14,285       ---       14,285       14,285       ---            0
George L. Ball............................         14,285        14,285       ---       14,285       14,285       ---            0
Jeffrey Barber and David Prado............         14,285        14,285       ---       14,285       14,285       ---            0
Mark Berg.................................         42,857        42,857       ---       42,857       42,857       ---            0
Paul Bernstein and Judith Bernstein.......         11,428        11,428       ---       11,428       11,428       ---            0
Julian Marie Breslow......................          5,714         5,714       ---        5,714        5,714       ---            0
Anthony Charos............................         14,285        14,285       ---       14,285       14,285       ---            0
Delaware Charter Guarantee & Trust Co v FBO
  Kevin T. Charos IRA.....................         14,285        14,285       ---       14,285       14,285       ---            0
T. Hugh Crawford and Maria G. Crawford             14,285        14,285       ---       14,285       14,285       ---            0
Michael Cunningham........................         28,571        28,571       ---       28,571       28,571       ---            0
Salvatore Dacunto.........................         14,285        14,285       ---       14,285       14,285       ---            0
William M. DeArman........................         14,285        14,285       ---       14,285       14,285       ---            0
Donehew Fund Limited Partnership..........         57,142        57,142       ---       57,142       57,142       ---            0
Robert H. Donehew.........................         15,428        15,428       ---       15,428       15,428       ---            0
James Doolan..............................          5,714         5,714       ---        5,714        5,714       ---            0
Delaware Charter Guarantee & Trust Company
  Profit Sharing Plan for Empire Medical

  Diagnostic Employee Benefit Plan........         14,285        14,285       ---       14,285       14,285       ---            0
Galt Asset Management LLC.................         57,142        57,142       ---       57,142       57,142       ---            0
R. Dave Garwood...........................         14,285        14,285       ---       14,285       14,285       ---            0
Generation Capital Associates.............         57,142        57,142       ---       57,142       57,142       ---            0
Steven Gersten............................         11,428        11,428       ---       11,428       11,428       ---
Stephen and Celeste Goldman...............          9,428         9,428       ---        9,428        9,428       ---            0
Barry Goldsmith and Florence Goldsmith....          5,428         5,428       ---        5,428        5,428       ---            0
Eric Logan, Vincent Gugliemini and Marco
  Gugliemini..............................         14,285        14,285       ---       14,285       14,285       ---            0
Howard Halle..............................         14,285        14,285       ---       14,285       14,285       ---            0
Janice Halle-Nesses.......................         57,142        57,142       ---       57,142       57,142       ---            0
Paul W. Hawran............................         28,571        28,571       ---       28,571       28,571       ---            0
The Heller Family Foundation..............         71,428        71,428       ---       71,428       71,428       ---            0
Ronald Heller.............................         ---           ---         117,990    ---          ---         117,990         0
Evan Todd Heller 1997 Trust(4)............         71,428        71,428       ---       71,428       71,428       ---            0
Rachel Beth Heller 1997 Trust(4)..........         14,285        14,285       ---       14,285       14,285       ---            0
James Hoover..............................         98,152        65,952       ---       65,952       65,952       ---       32,200
The Margaret C. Houlding 1993 Trust.......         14,285        14,285       ---       14,285       14,285       ---            0
J.N. Savasta Corp.........................          5,714         5,714       ---        5,714        5,714       ---            0
Peter Janssen IRA.........................         22,857        22,857       ---       22,857       22,857       ---            0
Archie Joyner.............................          5,714         5,714       ---        5,714        5,714       ---            0
George Kafkarkou..........................         11,428        11,428       ---       11,428       11,428       ---            0
Richard M. Kirshner.......................          8,571         8,571       ---        8,571        8,571       ---            0

                                                                                                                         Common
                                                 Securities Beneficially Owned (1)        Securities to be Sold (2)      Stock to be
                                                                          Unit                                Unit       Owned After
                                                  Common                  Purchase    Common                  Purchase   After
Name                                              Stock      Warrants     Options      Stock      Warrants    Options    Offering(3)
----                                              -----      --------     -------      -----      --------    -------    -----------
Jacqueline Knapp..........................         57,142        57,142       ---       57,142       57,142       ---            0
Larry Kupferberg(4).......................         28,571        28,571       ---       28,571       28,571       ---            0
Joseph D. Mark............................         14,285        14,285                 14,285       14,285       ---            0
Martan & Co...............................         ---           ---          70,380    ---          ---          70,380         0
Joseph Messina............................         ---           ---           4,140    ---          ---           4,140         0
Delaware Charter Guarantee & Trust Co FBO
  Jeffrey E. Meyerson IRA.................         14,285        14,285       ---       14,285       14,285       ---            0
Delaware Charter Guarantee & Trust Co FBO
  Martin H. Meyerson......................         28,571        28,571       ---       28,571       28,571       ---            0
Martin H. Meyerson IRA....................         ---           ---          78,660    ---          ---          78,660         0
David Murdock.............................         14,285        14,285       ---       14,285       14,285       ---            0
David S. Nagelberg........................         ---           ---         117,990    ---          ---         117,990         0
Delaware Charter Guarantee & Trust Co FBO
  David S. Nagelberg IRA..................         85,714        85,714       ---       85,714       85,714       ---            0
David Nagelberg as custodian for Jenna C.
  Nagelberg...............................         37,428        37,428       ---       37,428       37,428       ---            0
David S. Nagelberg as custodian for Jeremy
  Nagelberg...............................         34,086        34,086       ---       34,086       34,086       ---            0
Delaware Charter Guarantee & Trust Co FBO
  Nagelberg Family Trust..................         28,571        28,571       ---       28,571       28,571       ---            0

Delaware Charter Guarantee & Trust Co FBO
  Murray J. Nagelberg Keogh Account.......         14,285        14,285       ---       14,285       14,285       ---            0
Gerald and Nessa Perman...................         14,285        14,285       ---       14,285       14,285       ---            0
Michael and Deborah Picker................         11,428        11,428       ---       11,428       11,428       ---            0
Delaware Charter Guarantee & Trust Co FBO
  Roy D. Polatchek and Yvonna A. Polatchek,
  1987 Family Trust.......................         85,714        85,714       ---       85,714       85,714       ---            0
Roy E. Reichbach..........................          5,714         5,714       ---        5,714        5,714       ---            0
Don A. Sanders............................         57,142        57,142       ---       57,142       57,142       ---            0
Ron Schweiger.............................          5,714         5,714       ---        5,714        5,714       ---            0
Lawrence J. Sheer DDS PA Profit Sharing Plan       57,142        57,142       ---       57,142       57,142       ---            0
Lawrence J. Sheer.........................         57,142        57,142       ---       57,142       57,142       ---            0
Delaware Charter Guarantee & Trust Co FBO

  Clare A. Sherwood IRA...................         28,571        28,571       ---       28,571       28,571       ---            0
Michael Silvestri.........................         ---           ---          20,700    ---          ---          20,700         0
Michael Silvestri and Michelle Silvestri..          7,142         7,142       ---        7,142        7,142       ---            0
Barbara Stone.............................         71,428        71,428       ---       71,428       71,428       ---            0
Leslie Strassberg and Sharon Strassberg...         11,428        11,428       ---       11,428       11,428       ---            0
Walter Sturm and Sandra Sturm.............         12,285        12,285       ---       12,285       12,285       ---            0
Janney Montgomery Scott LLC FBO Leonard W.
  Suroff, SEP-IRA (5).....................         22,857        22,857       ---       22,857       22,857       ---            0
Janney Montgomery Scott LLC FBO Leonard W.
  Suroff IRA (5)..........................         36,785        34,285       ---       34,285       34,285       ---        2,500
Edwin and Shannan Thurston Family Trust            57,142        57,142       ---       57,142       57,142       ---            0
Warner Tillman............................         11,428        11,428       ---       11,428       11,428       ---            0
Don and Julie Weir........................         28,571        28,571       ---       28,571       28,571       ---            0
Eugene M. Whitehouse......................
                                                      7,142       7,142        4,140      7,142       7,142        4,140          0
                                               ------------       -----    --------------------       -----    --------- ----------
   Totals                                       1,834,700     1,800,000      414,000 1,800,000    1,800,000      414,000    34,700

--------------
(1) Common Stock beneficially owned does not include (i) shares issuable upon the exercise of warrants owned, (ii) shares issuable upon the exercise of unit purchase options owned or (iii) shares issuable upon the exercise of warrants issuable upon the exercise of unit purchase options owned. Under Securities and Exchange Commission rules, the securities underlying the warrants, underlying the unit purchase options and underlying the warrants issuable upon exercise of unit purchase options will be deemed beneficially owned by their holder beginning on October 9, 2000, 60 days before they become exercisable.

(2) Warrants beneficially owned will not include warrants issuable upon the exercise of unit purchase options until October 9, 2000, 60 days before the unit purchase options become exercisable.

(3) Assumes all securities that may be sold under this prospectus are sold. No selling securityholder will own any warrants or unit purchase options after the offering assuming the sale of all warrants and unit purchase options that may be sold under this prospectus.

(4) As trustee of the Evan Todd Heller 1997 Trust and Rachel Beth Heller 1997 Trust, Larry Kupferberg may be deemed the beneficial owner of the securities held by both trusts with sole voting and dispositive power with respect to those securities.

(5) Mr. Suroff has served as our corporate counsel for more than the past three years. The shares reflected as owned by Mr. Suroff's IRA include 2,500 shares which represent the portion of an option held directly by Mr. Suroff under one of our stock option plans that is exercisable within 60 days of the date of this prospectus. Additional portions of this option, each exercisable as to 2,500 shares, will become exercisable on each of December 8, 2000, 2001, 2002 and 2003 and those shares will be deemed, under SEC rules, to become beneficially owned by Mr. Suroff 60 days prior to the applicable date. The shares reflected as owned by both Leonard W. Suroff, SEP-IRA and Leonard W. Suroff IRA are each beneficially owned by Mr. Suroff.

       None of the selling securityholders have been affiliated with us or have had any material relationship with us during the past three years.

                              PLAN OF DISTRIBUTION

       The selling securityholders and their pledgees, donees, transferees and other subsequent holders of the securities covered by this prospectus may offer their shares at various times in one or more of the following transactions:

       o   in or off the over-the-counter market; or

       o   in privately negotiated transactions.

       The securities may be sold:

       o   at prevailing market prices at the time of sale;

       o   at prices related to those prevailing market prices;

       o   at negotiated prices; or

       o   at fixed prices.

       The transactions may be effected by one or more of the following methods:

       o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

       o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under to this prospectus, including resale to another broker or dealer;

       o block trades in which the broker or dealer will attempt to sell securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

       o negotiated transactions between selling securityholders and purchasers without a broker or dealer.

       However, the warrants, the unit purchase options and warrants issuable upon the exercise of the unit purchase options may only be sold to "accredited investors," within the meaning of Rule 501 under the Securities Act of 1933. In order to effectuate transfer of those securities, the transferee must certify, on the last page of the applicable security that the transferee is an "accredited investor."

       In connection with the distribution of their common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with hedging transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell our common stock short and redeliver the shares to close out the short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares of our common stock offered hereby, which shares those broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction).

       The selling securityholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of securities may be deemed to be underwriters. If so, any commissions or profits they receive on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act.

       The selling securityholders may also sell their shares of common stock under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

       As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling securityholders with respect to the offer or sale of the securities under this prospectus.

       We have advised the selling securityholders that during the time each is engaged in distributing securities covered by this prospectus, each must comply with the requirements of the Securities Act of 1933 and Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. Under those rules and regulations, they:

       o may not engage in any stabilization activity in connection with our securities;

       o must furnish each broker that offers securities covered by this prospectus with the number of copies of this prospectus that are required by each broker; and

       o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

         In the Subscription Agreement and Investor Information Statements we executed with each investor in the private placement, we agreed to indemnify and hold harmless each selling securityholder against liabilities, including liabilities under the Securities Act of 1933, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that investor. We have agreed to bear the expenses incurred by us in connection with the preparation of the registration statement and up to $15,000 of fees of one special counsel for all holders of the securities registered. Among other things, the selling securityholders will bear all selling discounts and commissions.

                            DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital consists of 30,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share. As of June 30, 2000, there were 11,680,481 shares of our common stock and 1,626 shares of our Series C preferred stock issued and outstanding. We have also authorized a series of 30,000 shares of our preferred stock, called Series D junior participating preferred stock, which may be issued pursuant to our Shareholder Rights Plan discussed below.

CAPITAL STOCK

         COMMON STOCK. Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of securityholders. Subject to the rights of holders of preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors. In the event of the liquidation, dissolution or winding up of our operations, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities and after any liquidation preference of our preferred stock. The shares of common stock do not have any preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions. All presently issued and outstanding shares of common stock are fully paid and non-assessable.

         PREFERRED STOCK. Our preferred stock is issuable in one or more series from time to time at the discretion of the Board of Directors. The Board is authorized, with respect to each series, to fix its designation, powers, preferences (including with respect to dividends and on liquidation), rights (including voting, dividend, conversion, sinking fund and redemption rights) and limitations. Shares of preferred stock issued by action of the Board of Directors could be utilized as a method of making it more difficult for a party to gain control of us without the approval of our Board of Directors (see "- - Shareholder Rights Plan," below).

         The Series C convertible preferred stock, of which 5,000 were originally authorized and issued and, after conversions through June 30, 2000, 1,626 shares remain outstanding, bear no dividends. Each share of Series C preferred stock is convertible at a conversion price per common share equal to the lower of $5.58 or 95% of the average closing bid prices of the common stock during the 10 consecutive trading days before conversion. The Series C preferred stock is redeemable at the option of the holders at a price of $1,150 per share in the event of certain business combinations involving us, sale of substantially all of our assets and certain other cases, including a failure to maintain the effectiveness of registration of the common stock underlying the Series C preferred stock and certain warrants issued concurrently with the issuance of the Series C preferred stock, to maintain the listing of its underlying common stock or failure to convert the Series C preferred stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of the Series C preferred stock are entitled to receive $1,150 per share before any amount is paid to holders of our common stock or any other class of our securities that may rank junior to the Series C preferred stock in respect of preferences as to distributions and payments on our liquidation, dissolution or winding up. Except as required by law, the holders of Series C preferred stock have no voting rights, except that the holders of two-thirds of the then outstanding shares of Series C preferred stock are required to (a) authorize or issue any capital stock ranking senior in respect of preferences as to distributions and payments on our liquidation, dissolution or winding up, (b) amend our certificate of incorporation or by-laws or file any resolution which would adversely affect or impair the rights or relative priority of the Series C preferred stock, and (c) approve any change to the certificate of designation creating the Series C preferred stock or to our certificate of incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of, or to issue additional shares of, the Series C preferred stock.

         The Series D Junior Participating Preferred Stock is issuable upon exercise of the rights described below under "Shareholder Rights Plan."

THE WARRANTS

         In the private placement, we issued warrants to purchase 1,800,000 shares of our common stock. To the extent the unit purchase options are exercised, we will issue up to 414,000 additional warrants.

         The following is a brief description of the warrants and is qualified in its entirety by reference to the form of warrant which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

         GENERAL. The holder of each warrant is entitled to purchase one share of our common stock at an exercise price equal to $2.79. The warrants are exercisable during the four year period beginning on December 9, 2000 and ending December 8, 2004.

         REDEMPTION. Beginning June 8, 2001, we may redeem outstanding warrants at a price of $0.01 per share upon not less than 20 days' prior written notice after the closing bid price of our common stock has been equal to or greater than 200% of the then exercise price on each of the 10 consecutive trading days ending on the third day prior to the day on which notice of redemption is given, provided that the shares of common stock and warrants sold in the private placement are then the subject of an effective and current registration statement filed with the Securities and Exchange Commission and our common stock is then listed on a national securities exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or quoted on the OTC Bulletin Board or similar electronic trading facility. Holders of warrants will automatically forfeit their rights to purchase the shares of common stock issuable upon exercise of the warrants unless the warrants are exercised before they are redeemed.

         HOW TO EXERCISE WARRANTS. The warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration or redemption date of the warrants at our offices with the form of "Notice of Exercise" attached to the warrant filled out and executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised.

         ANTI-DILUTION ADJUSTMENTS. The warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and the number of shares of our common stock issuable upon exercise of the warrants in the event of a stock dividend, stock split, stock combination or reverse stock split or reclassification or recapitalization of our common stock and with respect to reorganizations, consolidations or mergers of us with or into another entity (other than a merger or reorganization with respect to which we are the continuing corporation and that does not result in any reclassification of our common stock) or a transfer of all or substantially all of our assets or the payment of a liquidating distribution.

         NO STOCKHOLDER RIGHTS UNTIL EXERCISED. The holders of warrants will not possess any rights as holders of our common stock unless and until exercise of the warrants.

         RESTRICTIONS ON TRANSFER. The warrants may only be sold to "accredited investors" within the meaning of Rule 501 under the Securities Act of 1933.

         REGISTRATION RIGHTS. The holders of warrants have certain registration rights. See "Private Placement - Registration Rights," below.


UNIT PURCHASE OPTIONS

         We have sold to certain employees and affiliates designated by M.H. Meyerson & Co., Inc., the placement agent for our June 8, 2000 private placement, for nominal consideration, four-year unit purchase options to purchase 414,000 units, each unit consisting of one share of our common stock and a warrant to purchase an additional share of our common stock. The unit purchase options are exercisable during the four year period commencing December 9, 2000 and ending December 8, 2004. The warrants purchasable upon exercise of the unit purchase's options are identical to the warrants described above. The unit purchase options contain provisions for their cashless exercise and to protect the holders of the unit purchase options against dilution by adjustment of the exercise price and the number of shares of our common stock contained in the units in the event of merger, acquisition, recapitalization, stock dividends, stock split, reverse stock split or similar events.

         The unit purchase options may only be sold to "accredited investors," within the meaning of Rule 501 under the Securities Act of 1933.

         Holders of the unit purchase options and the underlying common stock and warrants are entitled to substantially the same registration rights as are holders of the common stock and warrants issued in the private placement. See "Private Placement - Registration Rights."

RESTRICTIONS ON RESALE OF THE SECURITIES OFFERED HEREBY

         This offering of the shares and warrants issued in the private placement and the unit purchase options was made to only to "accredited investors" pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act.

         The common stock, the warrants and the unit purchase options (and the underlying securities) cannot be sold, transferred, hypothecated, assigned or otherwise disposed of, unless they are subject to a registration statement under the Securities Act which is effective and current or, in the opinion of counsel, satisfactory to us, the sale, transfer, hypothecation, assignment or disposition is exempt from the registration requirements. Moreover, the securities are deemed "restricted securities" under the Securities Act, and their public sale, absent registration of the securities under the Securities Act, may only be made in compliance with Rule 144 or another exemption under the Securities Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares which does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume during the four calendar weeks prior to such sale. The SEC has proposed to limit the trading volume requirement of Rule 144 to 1% of the outstanding shares of common stock. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not our affiliate and who has satisfied a two-year holding period without any quantity or other limitations. There is currently no public market for the warrants, the unit purchase options or the warrants issuable upon exercise of the unit purchase options, and it is unlikely that one would develop.

         In addition, the warrants, the unit purchase options and the warrants issuable upon exercise of the unit purchase options cannot be transferred unless the transferee certifies that it is an "accredited investor," within the meaning of Rule 501 of the Securities Act.

SHAREHOLDER RIGHTS PLAN

         On May 7, 1998, our Board of Directors adopted a shareholder rights plan. Under the rights plan, we distributed one preferred stock purchase right to each holder of record of common stock at the opening of business on May 21, 1998. Each right entitles securityholders to buy one one-thousandth of a share of Series D junior participating preferred stock at a purchase price of $30 per one one-thousandth of a share of Series D junior participating preferred stock. The rights do not become exercisable until a person or group acquires 20% or more of our common stock or announces a tender offer which would result in that person or group owning 20% or more of our common stock. Each right will entitle its holder (other than the acquirer) to purchase, at a purchase price of $30, a number of shares of common stock having a market value of $60. The rights may alternatively entitle holders to purchase shares of an acquirer's common stock. The rights may be redeemed upon action by our Board of Directors or exchanged for shares of our common stock. The rights expire on May 15, 2008 (unless extended). The terms of the rights are set forth in a Rights Agreement between us and Harris Trust & Savings Bank, as Rights Agent. See "Where You Can Find More Information about Us."

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

         Supermajority Vote for Certain Transactions
         -------------------------------------------

         Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of the outstanding shares of our capital stock entitled to vote thereon to authorize the following:

         (1) any merger or consolidation of us or any of our subsidiaries with or into any other corporation;

         (2) any sale, lease or exchange by us of all or substantially all of our assets and those of our subsidiaries taken as a whole; and

         (3)      our dissolution.

         The supermajority voting requirement applies in a transaction described in (1) and (2) only if, as of the record date for determining securityholders entitled to vote on the matter, the other party to the transaction beneficially owns 10% or more of our outstanding capital stock entitled to vote in the election of directors. The supermajority voting requirement does not apply to a transaction with a person or entity who became a 10% beneficial owner after our Board of Directors approved the transaction described in (1) or (2) above or, as to our dissolution, if the dissolution is substantially consistent with the approved transaction or with a person or entity who beneficially owned at least 10% of our voting capital stock at December 3, 1979.

         Classification of Board of Directors and Removal of Directors
         -------------------------------------------------------------

         Our certificate of incorporation and by-laws divide our Board of Directors into three classes, designated Class I, Class II and Class III. Each class is to be as nearly equal in number as possible. At each annual meeting of securityholders, directors are elected to succeed those in the class whose terms then expire. Each elected director serves for a term expiring at the third annual meeting of securityholders after the director's election, and until the director's successor is elected and qualified. As a result, directors elected stand for election only once in three years. Our certificate of incorporation and by-laws also provide that directors may be removed only for cause by securityholders.

Votes Required to Amend the Provisions on Supermajority Votes and Removal of
----------------------------------------------------------------------------
Directors.
----------

         Our certificate of incorporation and by-laws provide that the affirmative vote of the holders of at least 75% of our outstanding voting stock is required to make, alter or repeal, or to adopt any provision inconsistent with, the supermajority voting requirements for transactions or the provisions for the classified board of directors and removal of directors.

DELAWARE BUSINESS COMBINATION PROVISIONS

         As a Delaware corporation, we are subject to Section 203


of the Delaware General Corporation Law which regulates large accumulations of shares, including those made by tender offers. Section 203 may have the effect of significantly delaying a purchaser's ability to acquire us if that acquisition is not approved by our Board of Directors before the purchaser becomes an "interested securityholder."

     In general, Section 203 prevents an "interested securityholder" from engaging in a "business combination" with a Delaware corporation for three years following the date that person became an Interested Securityholder. For purposes of Section 203, the term "interested securityholder" is defined generally as a person owning 15% or more of a corporation's outstanding voting stock. The term "business combination" is defined broadly to include:

         o mergers and other transactions with or caused by the interested securityholder;

         o sales or other dispositions to the interested securityholder (except proportionately with the corporation's other securityholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or outstanding stock;

         o the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the interested securityholder (except for transfers in a conversion or exchange or a pro-rata distribution or certain other transactions, none of which increase the interested securityholder's proportionate ownership of any class or series of the corporation's or the subsidiary's stock); or

         o receipt by the interested securityholder (except proportionately as a securityholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

The three-year moratorium imposed on business combinations by Section 203 does not apply if:

         (a) before the date on which a securityholder becomes an interested securityholder, the target's board of directors approves either the business combination or the transaction that resulted in the person becoming an interested securityholder;

         (b) the interested securityholder owns 85% of the corporation's voting stock upon consummation of the transaction that made him or her an interested securityholder (excluding from the 85% calculation shares owned by directors who are also officers of the corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

         (c) on or after the date a person becomes an interested securityholder, the target's board of directors approves the business combination, and it is also approved at a stockholders' meeting by two-thirds of the voting stock not owned by the interested securityholder.

         The restrictions described above also do not apply to business combinations proposed by an interested securityholder following the announcement or notification of extraordinary transactions involving the corporation and a person who had not been an interested securityholder during the previous three years or who became an interested securityholder with the approval of a majority of the corporation's directors.

ANTI-TAKEOVER EFFECTS

         The provisions of our certificate of incorporation and by-laws described above and the effects of Section 203 of the Delaware General Corporation Law could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions are intended to enhance the continuity and stability of our Board of Directors and the policies formulated by our Board of Directors and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage tactics that may be used in proxy fights. However, those provisions may discourage or prevent third parties from making offers for our shares. As a result, the market price of the common stock may not benefit from any premium that might occur in anticipation of a threatened or actual change in control. Such provisions also may have the effect of preventing or delaying changes in our management.

INDEMNIFICATION

         We indemnify our officers and directors to the fullest extent permitted under Delaware law against all liabilities incurred in connection with their service to us.

TRANSFER AGENT AND REGISTRANT

         The transfer agent and registrar for our common stock is Harris Trust & Savings Bank, c/o Computer Share Investor Services, 2 North LaSalle Street, Chicago, Illinois 60602. Initially, we will serve as agent for the transfer and registration of the warrants.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered will be passed upon for us by Parker Chapin LLP, New York, New York and for the selling securityholders by Graubard Mollen & Miller, New York, New York.

                                     EXPERTS

         The audited consolidated financial statements, including the related notes thereto, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements and report are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

      We have filed with the SEC a registration statement on Form S-3 to register the shares of common stock, warrants and unit purchase options, warrants issuable upon exercise of the unit purchase options and common stock underlying all of those rights to purchase our common stock being offered. As permitted by the SEC's rules, this prospectus does not contain all the information included in the registration statement. For further information with respect to us and the securities covered by this prospectus, you should refer to the registration statement (SEC File No. 333-______) and to the exhibits and schedules filed as part of that registration statement, as well as the documents listed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's Website.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-8048) before our filing a post-effective amendment to the registration statement which indicates that all securities offered under this prospectus have been sold or which deregisters all securities remaining unsold:

         o Annual Report on Form 10-K for the fiscal year ended June 26, 1999;

         o Quarterly Reports on Form 10-Q for the fiscal quarters ended September 24, 1999, December 31, 1999 and March 31, 2000; and

         o The description of our common stock contained in the Registration Statement on Form 8-A filed on November 3, 1980, including all amendments or reports filed for the purpose of updating that description.

         o The description of our Series D junior participating preferred stock and preferred stock purchase rights under the Rights Agreement between the Company and Harris Trust & Savings Bank, as rights agent, contained in the Registration Statement on Form 8-A filed on May 15, 1998, including all amendments or reports filed for the purpose of updating that description.

      This prospectus and the reports we incorporate by reference may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or to the reports we incorporate by reference.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                             Mr. Paul G. Sebetic
                             Vice President - Finance
                             TII Industries, Inc.
                             1385 Akron Street
                             Copiague, New York 11726
                             (631) 789-5000

========================================================    ========================================================
         WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY
INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN
THIS PROSPECTUS.  YOU MUST NOT RELY ON ANY
UNAUTHORIZED INFORMATION.  THIS PROSPECTUS DOES NOT
OFFER TO SELL OR BUY ANY SECURITIES IN ANY                                             TII INDUSTRIES, INC.
JURISDICTION WHERE IT IS UNLAWFUL.  THE INFORMATION IN
THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.  YOU
SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN
THIS PROSPECTUS  IS ACCURATE AS OF ANY OTHER DATE, AND
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER WILL CREATE AN IMPLICATION TO THE
CONTRARY.

                                                                                      --------------------
                 ---------------------
                                                                                          PROSPECTUS
                                                                                      --------------------
                   TABLE OF CONTENTS
                 ---------------------

                                                   Page
                                                   ----

Prospectus Summary..................................2
Forward-Looking Statements..........................6
Risk Factors........................................6
Use of Proceeds....................................16
Shares Eligible for Future Sale....................17
Private Placement..................................18
Selling Securityholders ...........................19                                   ________ __, 2000
Plan of Distribution...............................21
Description of Securities..........................23
Legal Matters......................................28
Experts ...........................................28
Where You Can Find More
     Information About Us..........................28


========================================================    ========================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. We will bear all of the following expenses:

    Registration fee - Securities and Exchange Commission       $  4,851.38
    Nasdaq Listing Fees                                           17,500.00
    Legal fees and expenses                                       25,000.00
    Accounting fees and expenses                                  10,000.00
    Printing and engraving expenses                               10,000.00
    Miscellaneous                                                  7,648.62
                                                              -------------
                                                     Total      $ 75,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, like the registrant, may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding , whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity for such expenses. Article XII of the registrant's By-laws provides that the registrant shall so indemnify such persons. In addition, Article 12 of the registrant's Restated Certificate of Incorporation, as amended, provides, in general, that no director of the registrant shall be personally liable to the registrant or any of its securityholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its securityholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (which provides that, under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), as the same exists or hereafter may be amended; or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.          EXHIBITS:
                  ---------

Exhibit Number       Description
--------------       -----------
4.1(a)            Restated Certificate of Incorporation of the Registrant, as
                  filed with the Secretary of State of the State of Delaware on
                  December 10, 1996. Incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1996 (File No. 1-8048).

4.1(b)            Certificate of Designation, as filed with the Secretary of
                  State of the State of Delaware on January 26, 1998.
                  Incorporated by reference to Exhibit 4.1 to the Registrant's
                  Report on Form 8-K dated (date of earliest event reported)
                  January 26, 1998 (File No. 1-8048).
4.1(c)            Certificate of Designation, as filed with the Secretary of
                  State of the State of Delaware on May 15, 1998. Incorporated
                  by reference to Exhibit 4.1 to the Registrant's Report on Form
                  8-K dated (date of earliest event reported) May 7, 1998 (File
                  No. 1-8048).
4.2               By-laws of the Registrant, as amended. Incorporated by
                  reference to Exhibit 4.02 to Amendment No. 1 to the Company's
                  Registration Statement on Form S-3 (File No. 33-64980).
4.3               Rights Agreement, dated as of May 15, 1998, between the
                  Registrant and Harris Trust & Savings Bank (formerly Harris
                  Trust of Chicago). Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated (date of earliest event reported) May 7, 1998 (File No. 1-8048).
*4.4              Form of warrant issued to the investors in the Registrant's
                  June 8, 2000 private placement and underlying the unit
                  purchase option.
*4.5              Form of unit purchase option issued to the placement agent for
                  Registrant's June 8, 2000 private placement.
*5                Opinion of Parker Chapin LLP as to the legality of the
                  securities being offered and consent.
*23.1             Consent of Arthur Andersen LLP.
*23.2             Consent of Parker Chapin LLP (included in Exhibit 5).
*24               Powers of Attorney of certain officers and directors of the
                  Registrant (included in the signature page, page II-4).
*99.2             Subscription Agreement and Investor Information Statement,
                  including registration rights undertaking of the Registrant, by and among the Registrant and the investors in the
                  Registrant's June 8, 2000 private placement.
*99.3             Placement Agent Agreement dated as of May 15, 2000 by and
                  among the Registrant and M.H. Meyerson & Co., Inc., as
                  placement agent, with respect to the Registrant's June 8, 2000 private placement

-------------
*     Filed herewith.

All other exhibits are incorporated by reference to the indicated exhibit in the indicated filing.

ITEM 17.  UNDERTAKINGS

        (a)      The undersigned Registrant undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
                         arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to
                         the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant under
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at the time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the Registrant's By-Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Copiague, State of New York, on the 21st day of July, 2000.

                                           TII INDUSTRIES, INC.

                                           By:  /s/ Timothy J. Roach
                                                -----------------------------
                                                    Timothy J. Roach, President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Timothy J. Roach, Paul G. Sebetic and Leonard W. Suroff and each of them with power of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of July, 2000.

                        Signature                                  Title

       /s/ Alfred J. Roach                  Chairman of the Board
---------------------------------------
          Alfred J. Roach

      /s/ Timothy J. Roach                  President (Chief Executive Officer)
---------------------------------------     and Director
          Timothy J. Roach

       /s/ Paul G. Sebetic                  Vice President - Finance (Chief
---------------------------------------     Financial and Accounting Officer)
         Paul G. Sebetic

     /s/ C. Bruce Barksdale                 Director
---------------------------------------
         C. Bruce Barksdale

    /s/ George S. Katsarakes                Director
---------------------------------------
        George S. Katsarakes

    /s/ James R. Grover, Jr.                Director
---------------------------------------
         James R. Grover, Jr.

       /s/ Joseph C. Hogan                  Director
---------------------------------------
          Joseph C. Hogan

        /s/ Dorothy Roach                   Director
---------------------------------------
           Dorothy Roach

                                  EXHIBIT INDEX
                                  -------------

Exhibit Number       Description
--------------       -----------
4.1(a)            Restated Certificate of Incorporation of the Registrant, as
                  filed with the Secretary of State of the State of Delaware on
                  December 10, 1996. Incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1996 (File No. 1-8048).
4.1(b)            Certificate of Designation, as filed with the Secretary of
                  State of the State of Delaware on January 26, 1998.
                  Incorporated by reference to Exhibit 4.1 to the Registrant's
                  Report on Form 8-K dated (date of earliest event reported)
                  January 26, 1998 (File No. 1-8048).
4.1(c)            Certificate of Designation, as filed with the Secretary of
                  State of the State of Delaware on May 15, 1998. Incorporated
                  by reference to Exhibit 4.1 to the Registrant's Report on Form
                  8-K dated (date of earliest event reported) May 7, 1998 (File
                  No. 1-8048).
4.2               By-laws of the Registrant, as amended. Incorporated by
                  reference to Exhibit 4.02 to Amendment No. 1 to the Company's
                  Registration Statement on Form S-3 (File No. 33-64980).
4.3               Rights Agreement, dated as of May 15, 1998, between the
                  Registrant and Harris Trust & Savings Bank (formerly Harris
                  Trust of Chicago). Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated (date of earliest event reported) May 7, 1998 (File No. 1-8048).
*4.4              Form of warrant issued to the investors in the Registrant's
                  June 8, 2000 private placement and underlying the unit
                  purchase option.
*4.5              Form of unit purchase option issued to the placement agent for
                  Registrant's June 8, 2000 private placement.
*5                Opinion of Parker Chapin LLP as to the legality of the
                  securities being offered and consent.
*23.1             Consent of Arthur Andersen LLP.
*23.2             Consent of Parker Chapin LLP (included in Exhibit 5).
*24               Powers of Attorney of certain officers and directors of the
                  Registrant (included in the signature page, page II-4).
*99.2             Subscription Agreement and Investor Information Statement,
                  including registration rights undertaking of the Registrant, by and among the Registrant and the investors in the
                  Registrant's June 8, 2000 private placement.
*99.3             Placement Agent Agreement dated as of May 15, 2000 by and
                  among the Registrant and M.H. Meyerson & Co., Inc., as
                  placement agent, with respect to the Registrant's June 8, 2000 private placement
-------------

*     Filed herewith.

All other exhibits are incorporated by reference to the indicated exhibit in the indicated filing.